Exhibit 99.1
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                                 [Dreyer's Logo]

                    FTC CLEARS DREYER'S / NESTLE TRANSACTION
 Dreyer's Grand Ice Cream to Combine with Nestle's U.S. Frozen Dessert Business.
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(OAKLAND, Calif. - June 25, 2003) - Dreyer's Grand Ice Cream, Inc. (Dreyer's)
(NNM: DRYR) announced today that the Federal Trade Commission (FTC) has cleared the transaction to combine Dreyer's and the Nestle Ice Cream Company (NICC), which holds Nestle's U.S. frozen dessert business. Dreyer's is acquiring Nestle's U.S. frozen dessert business for approximately 55 million shares of Class B Common Stock of Dreyer's Grand Ice Cream Holdings, Inc. (Dreyer's Holdings), a newly formed company that will own both Dreyer's and Nestle's U.S. frozen dessert businesses once the transaction has closed. The transaction is expected to close after the close of trading on June 26, 2003. When completed, Nestle will own approximately 67% of Dreyer's Holdings stock on a diluted basis. Dreyer's Holdings will be a publicly traded company with stock listed for quotation on Nasdaq National Market under Dreyer's existing "DRYR" symbol.

"For 75 years, Dreyer's Grand Ice Cream has been creating and delivering some of the country's most outstanding ice creams," said T. Gary Rogers, Dreyer's chairman and CEO. "Our combination with Nestle's U.S. ice cream business builds on this tradition by bringing together the most knowledgeable and creative ice cream experts in the business. We will have more than a dozen favorite ice cream and frozen dessert brands including Nestle, Haagen-Dazs, Dreyer's and Edy's Grand and Grand Light, Drumstick, Dole, and Starbucks, bringing innovation to ice cream aisles and smiles to ice cream lovers across the country."

Conditions of the consent agreement with the FTC which permit the deal to close include Dreyer's selling its Dreamery and Whole Fruit Sorbet brands as well as assigning its license to the Godiva brand to Integrated Brands, Inc., a subsidiary of CoolBrands International (TSX: COB.A) (CoolBrands). NICC will also sell most of its distribution operations in the U.S. to CoolBrands. Dreyer's and Masterfoods USA (formerly M&M/Mars) are terminating their ice cream joint venture by the end of 2003, and Unilever has the right to terminate its Ben & Jerry's distribution relationship with Dreyer's at the end of the year.

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Dreyer's manufactures and distributes a full spectrum of ice cream and frozen dessert products. The company's products are marketed under the Dreyer's brand name throughout the western states and Texas, and under the Edy's(R) name throughout the remainder of the United States. Dreyer's (together with Edy's) is the best selling brand of packaged ice cream in the country. Internationally, the Dreyer's brand extends to select markets in the Far East and the Edy's brand to the Caribbean and South America. Brands currently manufactured and distributed by Dreyer's include Grand, Grand Light(R), Homemade, Dreamery(R), Whole Fruit(TM) Sorbet, M&M/Mars, Starbucks(R), Godiva(R) and Healthy Choice(R). For more information on the company, please visit www.dreyersinc.com.
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Edy's, the Dreyer's and Edy's logo design, Dreamery, Grand Light, Homemade,
Whole Fruit, are all trademarks or tradenames of Dreyer's Grand Ice Cream, Inc. All other trademarks and tradenames are owned by their respective companies. (C) 2003 by Dreyer's Grand Ice Cream, Inc. All rights reserved.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company's actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the company's ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy used in manufacturing and distribution; the cost of dairy raw materials and other commodities used in the company's products; competitors' marketing and promotion responses; market conditions affecting the prices of the company's products; the company's ability to increase sales of its own branded products; and responsiveness of both the trade and consumers to the company's new products and marketing and promotional programs. No assurances can be made that a strategic alliance transaction with Nestle will occur.

For further information contact:
Media Contact: Dori Sera Bailey at 510/601-4241
Investor Contact: C. Scott Webster at 510/450-4545